Exhibit n.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form N-2 of our report dated March 14, 2008 relating to the financial statements, financial statement schedules and the effectiveness of internal control over financial reporting of TICC Capital Corp., which appear in such Registration Statement. We also consent to the references to us under the headings “Independent Registered Public Accounting Firm” and “Selected Financial and Other Data” in such Registration Statement. We also consent to the incorporation by reference of our report dated March 21, 2008 on the senior securities table included in the registration statement.

/s/  PricewaterhouseCoopers LLP

New York, New York

March 24, 2008